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                                                                 EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                               Three Months Ended
                                                                    Year Ended May 31,                             August 31,
                                                 ----------------------------------------------------------    ------------------
                                                   1993       1994         1995         1996         1997        1996        1997
                                                 --------    --------    --------   ----------   ----------    --------    --------
                                                               (In thousands, except ratios)
Earnings:
  Income before income taxes . . . . . . . . .   $203,576    $378,462    $522,084   $  539,959   $  628,221    $107,739    $246,995
  Add back:
     Interest expense, net of
        capitalized interest . . . . . . . . .    168,762     152,170     130,923      105,449       95,689      22,875      27,364
     Amortization of debt
        issuance costs . . . . . . . . . . . .      4,906       2,860       2,493        1,628        1,328         335         337
     Portion of rent expense
        representative of
        interest factor. . . . . . . . . . . .    262,724     285,261     329,370      386,254      434,846     102,983     111,883
                                                 --------    --------    --------   ----------   ----------    --------    --------

  Earnings as adjusted . . . . . . . . . . . .   $639,968    $818,753    $984,870   $1,033,290   $1,160,084    $233,932    $386,579
                                                 --------    --------    --------   ----------   ----------    --------    --------
                                                 --------    --------    --------   ----------   ----------    --------    --------

Fixed Charges:
  Interest expense, net of
     capitalized interest. . . . . . . . . . .   $168,762    $152,170    $130,923   $  105,449   $   95,689    $ 22,875    $ 27,364
  Capitalized interest . . . . . . . . . . . .     31,256      29,738      27,381       39,254       39,449      10,036       9,987
  Amortization of debt
     issuance costs. . . . . . . . . . . . . .      4,906       2,860       2,493        1,628        1,328         335         337
  Portion of rent expense
     representative of
     interest factor.. . . . . . . . . . . . .    262,724     285,261     329,370      386,254      434,846     102,983     111,883
                                                 --------    --------    --------   ----------   ----------    --------    --------

                                                 $467,648    $470,029    $490,167   $  532,585   $  571,312    $136,229    $149,571
                                                 --------    --------    --------   ----------   ----------    --------    --------
                                                 --------    --------    --------   ----------   ----------    --------    --------

  Ratio of Earnings to Fixed Charges . . . . .        1.4         1.7         2.0          1.9          2.0         1.7         2.6
                                                 --------    --------    --------   ----------   ----------    --------    --------
                                                 --------    --------    --------   ----------   ----------    --------    --------


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